EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor Inquiries (312) 553-6716	H. Patel Media Inquiries (312) 553-6745

ANIXTER INTERNATIONAL INC. ANNOUNCES
RENEWAL OF ACCOUNTS RECEIVABLE
SECURITIZATION PROGRAM

GLENVIEW, IL, October 4, 2004 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers, today announced that it had renewed for an additional 364 days the accounts receivable securitization program it has had in place since October of 2000.

The accounts receivable securitization program is conducted through Anixter Receivables Corporation (“ARC”), a wholly owned subsidiary of Anixter. Under the program Anixter sells to ARC, at a discount of 2.12% on an ongoing basis without recourse, a majority of the accounts receivable originating in the United States. ARC in turn sells an interest in these receivables to financial institutions for proceeds up to $225 million.

In announcing the program renewal, Anixter said key terms of the program are largely unchanged, with the exception that ARC has been granted a call right with respect to receivables sold. As a result of this call right, ARC, which was previously unconsolidated, will now be consolidated in the financial statements of Anixter.

The consolidation of ARC financials with Anixter will result in some key changes to the financial statements of Anixter going forward. Beginning with the balance sheet for the quarter ending on October 1, 2004, accounts receivable and funding related to the program, which were previously off-balance sheet, will be reflected on the balance sheet. Additionally, Anixter’s investment in ARC and the inter-company note between Anixter and ARC will now be eliminated in consolidation. Notwithstanding the accounting consolidation, the receivables will continue to be sold by Anixter to ARC, a separate entity. The assets of ARC are not available to creditors of Anixter.

Beginning with the fourth quarter income statement, costs associated with the program (primarily funding costs), which were recorded in “other income and expense,” will be recorded as “interest expense.” At the inception of this program in 2000 the company recorded a charge of $8.8 million for the initial discounting of receivables sold to ARC. The company expected to substantially recover this amount upon termination of the program. In the intervening years, due to a decline in receivables, $2.4 million of the initial discount costs have been recouped. With the consolidation of ARC, the remaining $6.4 million of discount costs are expected to be recovered during the fourth quarter of 2004.

Commenting on the renewal of the accounts receivable program, Dennis Letham, Senior Vice President and CFO of Anixter, said, “We have always viewed the securitization program as a part of our financing strategy to secure funds at the lowest possible cost, which is consistent with our credit standing. We believe the recent modification to the program, which preserves the advantageous cost of funds and the non-recourse sale feature of the program, but still allows us to consolidate the accounts receivable and funding associated with the program, will provide a clearer picture of our capital structure and financing strategy to investors.”

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 275,000 products and over $500 million in inventory, 3) 164 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 42 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com